UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
Amendment No.8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTH TEXAS ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Nevada	1311	27-4556048
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5057 Keller Springs Road, Suite 300
Addison, Texas 75001
469-718-5572
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Securities Transfer Corporation
2591 Dallas Parkway, Suite 102
Frisco, TX 75034
972- 963-0012
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES OF ALL COMMUNICATIONS TO:
North Texas Energy, Inc.5057 Keller Springs Road, Suite 300, Addison, Texas 75001, 469-718-5572
Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.
_________________

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering	Amount of Registration Fee
Common	2,000,000	$2.00	$ 4,000,000	$ 545.60
Total	2,000,000	$2.00	$ 4,000,000	$ 545.60

(1)	The proposed offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

(2)	Fees in the amount of $545.60 were previously paid in connection with the Form S-1 filed by North Texas Energy, Inc. on December 1, 2011 and February 6, 2013.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS
Subject to completion, dated March 11, 2013

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

North Texas Energy, Inc.
5057 Keller Springs Road, Suite 300 Addison, Texas 75001
469-718-5572

This prospectus relates to the sale of up to 2,000,000 shares of the common stock of
North Texas Energy, Inc.
Offering Made Without an Underwriter
See the Section Offering-Plan of Distribution in the Prospectus

This offering is self-underwritten and conducted on a “Best Efforts No Minimum” basis and will end one year from the date that the registration statement is effective. No arrangement has been made to escrow funds received from the stock sales pending the completion of the offering. In that regard, proceeds from sales of the common stock will be delivered directly to the Company as sales occur. Directly funding the Company from the common stock sales exposes investors to significant risks as disclosed further in the section The Offering-Plan of Distribution. Because the offering has no set minimum and there is no plan to escrow the offering proceeds, the Company may fail to raise enough capital to fund its business plan and operations and it’s possible that investors may lose substantially all of their investment. No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. There are no underwriting commissions involved in this offering. The Company does not intend to sell any specific minimum number or dollar amount of securities but will use its best efforts to sell the securities offered.

A Total of Up to 2,000,000 Shares of Common Stock Par Value $ 0.00001 per Share
 Offered at $2 (Two Dollars) Per Share

OUR COMMON STOCK IS NOT TRADED ON ANY NATIONAL SECURITIES EXCHANGE AND IS NOT QUOTED ON ANY OVER-THE-COUNTER MARKET.  THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 8 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

PROSPECTUS SUMARY	4
HISTORY OF THE ORGANIZATION-NORTH TEXAS ENERGY, INC.	4
THE BUSINESS OF THE COMPANY	4
DESCRIPTION OF THE OIL AND GAS LEASE RIGHTS AND RESERVES	5
THE COMPANY'S BRIEF OPERATING HISTORY	6
THE OFFERING-PLAN OF DISTRIBUTION	6
SUMMARY CONSOLIDATED FINANCIAL DATA	8
RISK FACTORS	8
FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	11
MANAGMENT'S DISCUSSION AND ANALYSIS	11
FINANCIAL CONDITION, CHANGES IN FINANCIAL CONDITION AND RESULTS OF OPERATIONS	11
DIRECTORS, OFFICERS AND CONTROL PERSONS	14
TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS	16
PLAN OF DISTRIBUTION	16
RECENT SALES OF UNREGISTERED SECURITIES	16
FINANCIAL STATEMENTS-CONSOLIDATED FINANCIAL STATEMENTS	17
LITIGATION	28
STOCK TRANSFER AGENT	28
LEGAL MATTERS	28
EXPERTS	28
WHERE YOU CAN FIND MORE INFORMATION	28
UNDERTAKINGS	28
SIGNATURES	30
EXHIBIT INDEX	31

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS PROSPECTUS, ANY RELATED PROSPECTUS SUPPLEMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN “WHERE YOU CAN FIND MORE INFORMATION” ON PAGE 28 BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK, INCLUDING THE “RISK FACTORS” SECTION BEGINNING ON PAGE 8 IN THIS PROSPECTUS, REFERENCES TO “ THE COMPANY,” “WE,” “US” AND “OUR” AND SO FORTH REFER TO THE MERGED OR COMBINED COMPANIES AS ONE ALTOGETHER SUBSEQUENT TO THE MERGERS AND COMBINATION OF THE RESPECTIVE BUSINESSES INTO NORTH TEXAS ENERGY, INC. AND ITS SUBSIDIARIES.

HISTORY OF THE ORGANIZATION- NORTH TEXAS ENERGY, INC.
PURCHASE AND SALE AGREEMENT WITH REMINGTON OIL & GAS, INC.

North Texas Energy, Inc. (“NTE”, “the Company”, “we”) was organized in Nevada in January 2011. We are a combination of two companies, each originally founded for the same purpose. The predecessor to NTE is Remington Oil & Gas, Inc., a Nevada corporation, and its predecessor is Remington Oil & Gas LLC., a Texas Limited Liability Company. During 2009, Remington Oil & Gas, LLC acquired oil field leases in North Texas, in Upshur country. In January 2010, Remington Oil & Gas, Inc. acquired all of the outstanding ownership interests of Remington Oil & Gas, LLC. In the process, Remington Oil & Gas, Inc. acquired the oil and gas leases in North Texas that had been previously assigned to Remington Oil & Gas, LLC. Effective in January 2011, North Texas Energy, Inc. acquired Remington Oil & Gas, Inc. through a Purchase and Sale Agreement. The Purchase and Sale Agreement (see exhibit 2.2) transferred title of Remington’s well-head equipment to North Texas Energy, Inc. and provided for the acquisition of all of the outstanding shares of Remington Oil & Gas, Inc. by North Texas Energy, Inc. in a one-for-one share exchange.

THE BUSINESS OF THE COMPANY

North Texas Energy, Inc. is a non-traditional Crude Oil and Natural Gas producing company. The Company has acquired title to Oil and Natural Gas leases in Milam and Upshur counties in the state of Texas. The Company controls 100% of the working interests in the Texas leases. There is substantial oil exploration and production currently in the areas in which the Company holds ownership rights to the oil and gas reserves that the Company seeks to bring to market. The Company's business is the re-entering of oil fields containing formerly producing wells and oil reserves and employ methods to recover the remaining reserves of crude oil and natural gas. The Company has now on its leased property a total of eighteen drilled wells having well head equipment installed. The wells and the well head equipment is that equipment used to bring the reserves of oil and natural gas to the surface and to store it or deliver it to market for sale.

NTE is an Enhanced Oil Recovery (“EOR”) company. EOR is a term used to describe a variety of methods by which oil reserves are recovered from existing oil fields that were not completely exhausted using standard methods. We are not an “exploration company” in the sense that our business and our methods do not involve an attempt to explore for new oil reserves but rather to exploit existing known oil fields using other than “standard” recovery methods. In simplified terms, the "standard" methods of producing oil and natural gas from its location in natural reservoirs in the earth is to drill a relief (well) into the reservoir and allow the reservoir's crude oil to surface because of the natural pressure that exists in the reservoir structure underground. Once a well is finished and well casing is in place, the oil and natural gas will surface under its own pressure or with a small amount of suction introduced into the well. As the oil surfaces so does the natural gas. The gas and oil are separated and stored or delivered directly to market.

Enhanced Oil Recovery methods identify the process(s) by which substantial amounts of oil and gas that remain in a field reservoir, after standard recovery methods are exhausted, can be recovered using a variety of methods of enhancing the natural pressure in a reservoir or using some other method to release additional trapped oil in the reservoir. EOR allows for the recovery of significantly more oil from the same field by introducing additional pressure or other geological changes in the reservoir. The original well, well casing and well head equipment, are used in the process.

NTE intends initially to use an EOR method called "microbial injection" to induce pressure in its oil field reservoirs and allow for the remaining oil reserves to be recovered. Microbial injection is the process by which nutrients or compounds are injected into an oil field to allow for the natural enhancement of the movement and release of the oil out of the reserve. According to the U.S. Department of Energy Fossil Energy report on Oil and Natural Technologies “Enhanced Oil Recovery” "Conventional primary and secondary recovery operations often leave two-thirds of the oil in the reservoir at the time of abandonment. Enhanced oil recovery methods have the potential for recovering much of the remaining oil." - U.S. DOE. The concept is to use natural environmental reactions to improve the recovery of oil trapped in porous media in the reservoir or without sufficient pressure to allow the oil and gas to be expressed normally from the reservoir to above ground. In each different oil field, the method by which EOR can be successful is dependent on the oil field and reservoir structure. The uniqueness of each field may involve unique EOR methods which can be any combination of methods involving the use of expertise in the disciplines of geology, chemistry, and microbiology as well as fluid mechanics and a variety of engineering applications.

The Company relies on the science and practice of qualified petroleum engineers to identify oil and gas reserves in oil fields that we wish to enter and begin producing operations (see “Petroleum Engineer's Report” in the supplemental information attached to this prospectus). Additionally, NTE will rely on oil reserve identification methods such as seismic analysis and interpretation. We rely on engineering analysis and written reports that indicate (based on professional opinion) the character and type of oil reserves that may be in any particular oil field (See the section on “Risk Factors” for more information). Once NTE identifies an attractive field, we attempt to enter into an agreement to acquire lease title to the field and begin the process of producing oil and natural gas from the field using currently known effective EOR methods.

DESCRIPTION OF THE OIL AND GAS LEASE RIGHTS AND RESERVES

In order to determine the cost-effectiveness and feasibility of the Company’s plan to produce oil from its leased oil and gas properties a professional petroleum engineer’s Technical Report was commissioned by the Company to determine the estimated hydrocarbon reserves in the geological structures under the ground leases. That report is included in this prospectus in Exhibit 99.1 and provides analytical data and conclusions that make estimates of the reserves the Company holds title to in two separate geological formations that are known to be rich in hydrocarbon reserves including oil and natural gas. The formations are referred to as shale formations for their type of geological composition underground. These types of formations have recently been the focus of oil and natural gas exploration and production companies because they are predicted to contain significant amounts of recoverable crude oil and natural gas. The Technical Report in Exhibit 99.1 to this prospectus gives detailed information about the location and structure of the geology contained in the leases. The leases are recorded in the counties that they exist in and are on record and identified in the records of the Texas Railroad Commission who has regulatory management authority over oil and gas leases in the state of Texas.

The New Diana field consists of seven existing non-producing wells on 320 acres. And it is estimated that 47,690 barrels of oil may be economically produced, net of royalty to the account of North Texas Energy, Inc. as New Diana field net probable reserves.

The Company also has leased property in Milam County Texas. The M. W. Balch lease consists of eleven existing non-producing wells on 90.75 acres and there are no ‘Proved’ or ‘Probable’ reserves. And it is estimated that 115,589barrels of oil may be economically produced, net of royalty to the account of North Texas Energy, Inc. as M. W. Balch lease net possible reserves. It is also estimated that 243,302barrels of oil may be economically produced, net of royalty to the account of North Texas Energy, Inc. as New Diana field net possible reserves.

Oil Reserves-Technical Report on North Texas Energy Oil & Gas Leases

On the leases in Upshur and Milam counties Texas, the Company has Probable Developed and Possible Undeveloped Reserves as identified by the Petroleum Engineer’s Technical Report and summarized in the table below. The Company’s Reserves Disclosures and other required disclosures related to Oil and Gas producing activities can be found in the Notes to the Financial Statements. Taking a statistical approach, we are 100% certain that 10% of the moveable oil can ultimately be produced and we are 10% certain that 100% of the moveable oil might be produced.

NORTH TEXAS ENERGY INC. SUMMARY RESERVE QUANITY INFORMATON
AS OF DECEMBER 31, 2011 (Barrels of Oil)
	Total	Crude Oil – Texas
Probable Developed Non-Producing Reserves
New Diana	58,695	58,695
Registrant's Share (81.25% )	47,690	47,690

Possible Undeveloped Non-Producing Reserves
New Diana	299,449	299,449
Registrant's Share (81.25% )	243,302	243,302
M. W. Balch	142,263	142,263
Registrant's Share (81.25% )	115,589	115,589

The probabilistic method was used to estimate the probable and possible reserves. Probable and possible reserves are considered less certain to be recovered than proved reserves. Estimates of probable and possible reserves are based on geological, engineering and economic data similar to that used to estimate proved reserves. Probable reserves have been designated as P50 reserves which are estimated to have a better than 50% chance of being technically and economically producible. Our P50 reserves do not include proved reserves. Possible reserves have been designated as P10 or P20 reserves – including reserves which, at present, cannot be regarded as 'probable', but which are estimated to have a significant, but less than 50% chance of being technically and economically producible. In general, a portion of a field's probable and possible reserves tend to get converted into proved reserves over time as operating history reduces the uncertainty around remaining recoverable reserves. Our P10 and P20 reserves do not include proved or probable reserves.

North Texas Energy, Inc. is an ‘Enhanced Oil Recovery’ company whose primary function is to increase the ultimate recovery of oil and gas from the wells it presently owns or will acquire in the future in order to maximize value to its stockholders. At this time the registrant has no ‘Proved’ reserves. ‘Probable’ and ‘Possible’ reserves projected are all located in the state of Texas. NTE owns 100% working interest in 438.75 acres with eighteen unproductive oil wells, zero productive oil wells and zero productive gas wells. The Company owns no undeveloped acreage.

THE COMPANY'S BRIEF OPERATING HISTORY

The Company and its predecessor had no field operations or activity in 2009 and have not had any in 2011 and 2012. Although the Company is not currently operating in the field, its predecessor had brief field operations during 2010. Beginning in 2010, the Company obtained funding from the private sale of its common stock (see the section "Recent Sales of Unregistered Securities" for more information). Along with the use of those funds and trade credit, the Company’s predecessor began refurbishing and repairing the wells existing on the leased property for production and use. Working capital in the form of approximately $206,000 in cash from unregistered common stock sales along with trade credit from suppliers and contractors of $98,000 was used in the process. Financial information covering the Company's relevant operating history follows after this section (see the sections "Management's Discussion and Analysis" and "Financial Statements"). Other than during 2010, no significant financial or operational activity has occurred.

THE OFFERING-PLAN OF DISTRIBUTION

This prospectus refers to the sale of 2,000,000 shares of the Company's common stock. The Company has outstanding common stock totaling 5,831,000 shares and intends to issue another 2,000,000 shares to the public in the offering. 831,000 shares of the issued and outstanding common stock, which have been subscribed to and are fully paid and non-assessable. Of the total outstanding shares, 831,000 of the Company's common shares were originally issued in book entry form to be issued to the prior shareholders of Remington Oil and Gas, Inc. in accordance with the Purchase and Sales Agreement. Physical share certificates are issued upon the Company's transfer agent receiving the appropriate documentation to complete the issuance of the stock certificates for those outstanding shares. The offering of the shares is made by the Company through the best efforts of its management and no underwriter is involved. The Company is responsible for all of the costs of the offering. The shares may be sold by the Company to any qualified individual or entity and are sold for cash only. The offering will end on the first anniversary of the effective date of the registration statement. It is likely that not all of the stock offered will be sold to investors immediately. It is likely that a delayed sale of the securities will take place over an extended period of time. The following table shows the possible outcomes for computing the Company's outstanding stock given partial sales of the total offering given in percentage intervals. The Company has made no plans to place the proceeds of the offering in escrow or trust account. The proceeds are to be used when available. Immediate use of the proceeds when received in the Company’s accounts regardless of the total received at any time during the offering has the possibility of having a negative effect on investors. Because the offering has no set minimum and there is no plan to escrow the offering proceeds, the Company may fail to raise enough capital to fund its business plan and operations and it’s possible that investors may lose all or substantially all of their investment. North Texas Energy Inc. is registering 2,000,000 shares of its common stock for offer and sale. There is currently no active trading market for our common stock, and such a market may not develop or be sustained. We currently plan to have our common stock listing on the OTC Bulletin Board, subject to the effectiveness of this Registration Statement. The Company will not offer the shares through a broker-dealer or anyone affiliated with a broker-dealer. The Company is bearing all expenses in connection with the registration of the shares of the Company. We are offering the shares on a "self-underwritten" basis directly through Kevin Jones, our Chief Executive Officer and Director named herein, who will not receive any commissions or other remuneration of any kind for selling shares in this offering except for the reimbursement of actual out-of-pocket expenses incurred in connection with the sale of the common stock. This offering will terminate upon the earlier to occur of (i) the first anniversary of the effective date of the registration statement, (ii) the date on which all 2,000,000 shares registered hereunder have been sold, or (iii) the date on which we terminate this offering.

This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. We will sell shares on a continual basis. We reasonably expect the amount of securities registered pursuant to this offering to be offered and sold within one year from this initial effective date of this registration.

In connection with his selling efforts in the offering, Mr. Jones will not register as a broker-dealer pursuant to Section 15 of the Exchange Act but rather will rely upon the "safe harbor" provisions of Rule 3a4-1 under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer's securities. Mr. Jones is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Jones will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Jones is not and has not been within the past 12 months, a broker or dealer, and is not within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. Jones will continue to primarily perform substantial duties for us or on our behalf otherwise than in connection with transactions in securities. Mr. Jones has not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The price per share is fixed at $2.00. Prior to being quoted on any national public stock exchange, the Company may sell its shares in private transactions to individuals or qualified entities. Although our common stock is not listed on a public exchange, we intend to seek a listing on the Over the Counter Bulletin Board (OTCBB). In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that an agreement with a market maker to file the necessary documents with FINRA which operates the OTC Electronic Bulletin Board, can be made nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company will be made at the price of $2.00 per share.

The Company's shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares sold by the Company may be occasionally sold in one or more transactions.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied. In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective. The Company will pay all expenses incidental to the registration of the shares (including registration costs pursuant to the securities laws of certain states).

Beginning and Cumulative Number of Shares Outstanding Based on Sales of Common Stock
And Issuance of Additional Shares Subscribed To

	Prior to Offering	25% Sold	50% Sold	75% Sold	100% Sold

Number of shares outstanding	5,831,000	6,331,000	6,831,000	7,331,000	7,831,000

Gross Proceeds	n/a	$1,000,000	$2,000,000	$3,000,000	$4,000,000

Of the total number of shares outstanding and subscribed to prior to the offering of 5,831,000 approximately 5,000,000 are held by a “control person”. Those shares are restricted until March 24, 2013. The remaining 831,000 shares are subscribed to and held by private investors who acquired their stock via the stock exchange between Remington Oil & Gas, Inc. and the Company effective January 12, 2011. Of the total outstanding shares, 831,000 of the Company's common shares were originally issued in book entry form to be issued to the prior shareholders of Remington Oil and Gas, Inc. in accordance with the Purchase and Sales Agreement. Physical share certificates are issued upon the Company's transfer agent receiving the appropriate documentation to complete the issuance of the stock certificates for those outstanding shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have prepared the following summary of our consolidated financial statements. The summary of our consolidated financial data set forth below should be read together with our separate audited financial statements and the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

Effective January 12, 2011, NTE acquired Remington Oil & Gas, Inc. Successor references herein are referring to the consolidated information pertaining to NTE and its wholly owned subsidiary, Remington Oil & Gas, Inc. Predecessor references herein relate to the operations of Remington.

Consolidated Balance Sheet Data
	Successor
	December 31, 2012	December 31, 2011

Oil and gas properties, full cost method	$1,987,657	$1,987,657
Total current liabilities	94,197	88,081
Asset retirement obligations	54,709	49,293
Total liabilities	148,906	137,374
Total shareholders’ equity (deficit)	1,838,751	1,850,283

Consolidated Statements of Operations Data

	Successor			Predecessor
	For the year ended December 31, 2012	For the period from January 12, 2011 (Inception) to December 31, 2011	For the period from January 12, 2011 (Inception) to December 31, 2012	For the period from January 1, 2011 to January 11, 2011	For the period from December 17, 2007 (Predecessor's inception) to January 11, 2011
		(Restated)			(Restated)

Total operating expenses	$20,135	$51,545	$71,680	$-	$268,572
Bargain purchase gain	-	213,240	213,240	-	-
Net income (loss)	$(20,135)	$161,695	141,560	-	$(268,572)
Net income (loss) per common share
-basic and diluted	$(0.00)	$0.03		-
Weighted average common shares
outstanding-basic and diluted	5,831,000	5,488,726		831,000

RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business and prospects before deciding to invest in our common stock. This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The Company considers the following to be the material risks for an investor regarding this offering. North Texas Energy Inc. should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount. Please consider the following risk factors before deciding to invest in our common stock.

Lack of an Operating History

The Company has a very brief operating history. During its brief operating history, the Company has not recognized any revenue from its operations. The Company has used capital provided by shareholders and trade credit to provide operations capital during its brief operating history. The Company may not immediately realize any revenue from its operations unless it obtains sufficient funding for its oil producing activities. The Company’s brief operating history and inability to yet realize any income from its efforts should be considered as a substantial risk to investors who purchase the securities of the Company.

Lack of Profitable Operations in Recent Periods

The Company has not yet had a fiscal period in which it realized a profit. The Company believes that in order to realize a profit it must obtain financing to complete its oil well equipment Authorizations for Equipment (AFE). Without such financing the Company will not be able to put equipment in place that would allow for production to begin. The Company believes that the proceeds from the offering or some other financing are essential to begin producing crude oil and recognize income from its oil field operations.

Our Financial Position

The Company has no current resources from which to draw on to execute its business plan. The Company is relying heavily on its ability to sell the securities contemplated by this offering in order to provide much needed working capital for the execution of its business model. The Company has diligently been making alternative plans for financing separate from the sale of its common stock but has not yet been successful. Our business could fail if we do not obtain adequate financing, resulting in the complete loss of an investment. If we are not successful in earning revenue once we have started our activities, we may require additional financing to sustain our business operations. Currently, we do not have any arrangements for alternative methods of financing and can provide no assurances to investors that we will be able to obtain any when required. Obtaining additional financing would be subject to a number of factors, including the Company's operations results.

No assurance can be given that the Company will obtain access to capital markets in the future or that adequate financing to satisfy the cash requirements of implementing our business model will be available on acceptable terms. The inability of the Company to gain access to capital markets or obtain acceptable financing could have a material adverse effect upon the results of its operations and its financial condition.

Our Proposed Business is Inherently Risky

A significant risk factor directly affecting our business is the price of crude oil at market. The market price at which the Company could sell its oil production to market is the price as stated for “Western Intermediate Light Sweet Crude Oil”. Since a low price of about thirty dollars ($30) per barrel was reached in 2008, the average price per barrel has fluctuated greatly but averaged about seventy-four dollars ($74) per barrel. The average price per barrel in 2011 was $95.11 per barrel according to the U.S. Energy Information Administration. In our plans for recovering oil from our fields, we will need the price of crude oil at market to stay above the price averaged at about twenty-dollars ($20) per barrel. Below the price of twenty dollars per barrel, we will have to carefully evaluate the timing and the methods we use for recovery of oil and natural gas in order to make the process profitable.

Environmental Impact Including New Legislation

As was discussed earlier in the section “The Business of Our Company”, we are an oil and gas production company that uses new processes that allow for the production of oil from existing reservoirs that are residual reserves left after standard methods of relieving oil from known reserves has been exhausted. The new methods involve introducing into the geology of a reservoir, materials that have no known undesirable environmental impact on the geological formation we are operating in. If in the future it is found that a not predictable undesirable impact is related to our oil recovery methods, we may be prevented from using methods we now know to be cost effective and safe such as the methods we now plan to use discussed also in the section “The Business of Our Company”. If in any case the method of recover that we choose is found to have undesirable effects on the environment that we operate in or around, it might prevent us from recovering oil in a cost-effective way. Of specific concern on an on-going basis, is how or if our recovery process has any impact on the aquifer (drinking water) system contained in the geological system we are attempting to recover oil in. Any undesirable impact to the drinking water system would have a serious impact on our ability to continue operations.

Reliance on Experts

As was discussed earlier in the section “The Business of Our Company”, we are entering existing oil fields where oil reserves exist. The amount and type of reserves we intend to recover are identified and characterized for us by experts in the petroleum business with many years of experience using accepted methods of identifying and characterizing oil reserves in geological formations. We know that previous recovery operations were successful and we know that experts indicate that substantial reserves of crude oil and natural gas remain in the oil field reservoir. What we don't know is how accurate the estimates of the experts are. If in fact the experts' estimates of the amount and characterization of the reserves are that we intend to recover are significantly inaccurate it would have a serious negative impact on our business.

Our Business as a “Going Concern”

In expressing an opinion on our financial statements, our auditor has expressed its opinion as to our business being a “going concern”. Such an opinion indicates that the business lacks sufficient liquidity to remain operating as a business entity for the next 12 months. Specifically, if our business fails to raise sufficient capital in order to conduct day-to-day business operations, it will fail to operate completely. At this time, we have no arrangements other than issuing short term debt and this offering to supply working capital needed to conduct day-to-day business. It is possible that additional arrangements can be made above and beyond the offering but those arrangements are not guaranteed.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;
•	general economic conditions, nationally and globally, and their effect on the market for our services;
•	changes in laws, regulations, or policies; our ability to successfully manage our growth strategy;
•	other factors identified throughout this prospectus, including those discussed under the headings “Risk Factors

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

The Company has evaluated its needs and intends to use the proceeds of the offering in the following priorities. Actual proceeds would be net of any offering costs or fees.

Purpose	% of Total Milestone of completion of Offering
	25%	50%	75%	100%
General Operations	$400,000	$800,000	$1,100,000	$1,300,000
Well Refurbishment & Preparation	$275,000	$550,000	$725,000	$1,000,000
Indirect Drilling Costs	$200,000	$400,000	$600,000	$800,000
Working Capital	$125,000	$250,000	$275,000	$300,000
Lease Acquisitions	–	–	$300,000	$600,000
Total of Offering (Actual Expenditures would be net of any fees or commissions)	$1,000,000	$2,000,000	$3,000,000	$4,000,000

After the offering is complete no material other funding aside from that generated by operations is intended to be needed. Aside from reducing current liabilities in the form of existing trade accounts payable, the proceeds are not being use to extinguish any prior debt or to acquire any particular equipment or assets not identified in the prospectus or not used in our normal course of business.

MANAGMENT'S DISCUSSION AND ANALYSIS

Overview

North Texas Energy, Inc. is in its exploration stage. The results of operations show how capital intensive and profitless the oil and gas production business is at start up. The progress so far has been limited by severely limited access to working capital. One of the most important economic factors in the U.S. economy is the successful exploration and production of crude oil and natural gas. North Texas Energy, Inc. is committing its business and resources to the production of crude oil and natural gas that remains in geological formations in oil fields that have been previously explored and have produced significant amounts of crude oil already. Data and research produced by the Department of Energy indicates that additional significant reserves of crude oil and natural gas remain in fields that were once productive in the past. In recent years and with the price of crude oil steady at about seventy-four dollars per barrel (since 2008), new production methods have emerged as cost-effective in recovering the substantial remaining oil that has not been recovered using standard methods. North Texas Energy, Inc. entered into the business of recovering oil in previously drilled and producing fields in 2009 by acquiring oil and natural gas leases in north Texas. NTE’s predecessor operated in year 2010 for a short period of time. During that time, the Company had access to private capital from sales of common stock to shareholders. The capital from investment by private shareholders was limited and sales were terminated late in 2010. The funds invested at that time were used mainly to begin the process of refurbishing wells and preparing well head installations for re-use. The short operations history will show that without on-going sources of working capital, the initial cost of getting wells and drill bores functional to begin the process of recovering oil that remains in the geological formation will not be met and significant delays in recovering the remaining oil would occur.

FINANCIAL CONDITION, CHANGES IN FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Without additional investment capital from shareholders or other sources, the Company has no short term source of liquidity. In order to bring wells on-line and produce crude oil and natural gas to bring to market, significant amounts of working capital will be needed to continue. Accordingly the Company plans to systematically bring wells on-line that have the greatest initial production possibility as capital is available. The Company’s illiquid financial position could cause it to not be able to start producing oil in the near future unless working capital from the offering or some other source of short term liquidity is developed.

The Company had no producing operations since inception. The Company has little or no useful comparative operating data that indicates any obvious trends or isolates any particular reason for any changes in the results in operations. In 2012, the Company had a net loss of $20,135. The loss from the operations is attributed to the activities related to the Company’s initial public offering. There was no revenue produced from oil and gas producing activities since the Company’s inception because of a shortage of working capital. Additional working capital is needed to complete the well preparation phase of our business plan and begin producing oil for market. We have at this time not identified any source other than the offering for the needed liquidity to begin oil and gas production. The production of oil and natural gas in a developmental stage as in the case of North Texas Energy, Inc. is capital intensive.

Significant amounts of capital and strong liquidity are essential to the success of our oil and gas income producing activities. There is no guarantee that the liquidity and capital produced by the offering depicted in this prospectus will provide sufficient liquidity to begin successful oil and gas production at a level that would sustain self-supplied liquidity depending on the expected production that is estimated in our engineering estimates of reserves. Successful results of operations at this time will depend greatly on our ability to find external sources of liquidity.

Effective January 12, 2011, NTE acquired Remington Oil & Gas, Inc. Successor references herein are referring to the consolidated information pertaining to NTE and its wholly owned subsidiary Remington Oil & Gas, Inc. Predecessor references herein relate to the operations of Remington. For comparison purposes the predecessor and successor were combined for the twelve months ended December 31, 2011.

Years Ended December 31, 2012 and 2011

Revenues

We have had no revenues since our inception.

Expenses

Total operating expenses decreased by $31,410 to $20,135 for the year ended December 31, 2012, as compared to $51,545 for the year ended December 31, 2011. The decrease in operating expenses is primarily due to decreases in engineering professional fee, and general and administrative expenses. The Company’s main activities in 2012 were related to the initial public offering process. The Company started its process of initial public offering in 2011 and incurred most of the related expenses prior to the initial filing of a registration statement.

Bargain Purchase Gain

In 2011, the Company recognized a bargain purchase gain of $213,240 in connection with the acquisition of Remington Oil & Gas, Inc. No such gain was recognized in 2012.

Liquidity

At December 31, 2012 and 2011, our cash and cash equivalents balance was $0.

Years Ended December 31, 2012 and 2011

Net cash used in operating activities was $8,603, for the year ended December 31, 2012, compared to $26,538 for the year ended December 31, 2011. The decrease was mainly due to minimal operating activities in 2012.

Net cash provided by financing activities during the year ended December 31, 2012 was $8,603 compared to $26,538 for the year ended December 31, 2011. Capital contributions from the Company’s Chief Executive Officer were $8,603 and $26,538 for the years ended December 31, 2012 and 2011, respectively.

Without additional investment capital from shareholders or other sources, the Company has no short term source of liquidity. In order to bring wells on-line and produce crude oil and natural gas to bring to market, significant amounts of working capital will be needed to continue. Accordingly, the Company plans to systematically bring wells on-line that have the greatest initial production possibility as capital is available. The Company’s illiquid financial position could cause it to not be able to start producing oil in the near future unless working capital from the offering or some other source of short term liquidity is developed.

Management does not believe that the Company’s current capital resources will be sufficient to fund its operating activity and other capital resource demands during the next year. Our ability to continue as a going concern is contingent upon our ability to obtain capital through the sale of equity or issuance of debt, and ultimately attaining profitable operations. There is no assurance that we will be able to successfully complete any one of these activities.

The independent registered public accounting firm’s report on our consolidated financial statements as of December 31, 2012, includes an explanatory paragraph that describes substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to the factors prompting the explanatory paragraph are discussed in Note 3 to the consolidated financial statements.

Sustainability

The Company has continued to move forward to realize the potential of its Oil and Gas Assets. To that end the Company’s management has contributed to pay for the on-going nominal operation expenses of the Company as it relates to its general operation expenses. The management has made no arrangement to be reimbursed and has agreed to not make any demand in the future for reimbursement. The management of the Company will continue providing expense contributions as long as it is necessary to do so in realizing the potential of its Oil and Gas Assets.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our most significant judgments and estimates used in preparation of our consolidated financial statements.

Oil and Gas Properties

The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs for unsuccessful, as well as successful, exploration and development activities are capitalized as oil and gas properties. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping the wells and any internal costs that are directly related to acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Proceeds from the sale or other disposition of oil and gas properties are generally treated as a reduction in the capitalized costs of oil and gas properties, unless the impact of such a reduction would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.

The Company categorizes its full cost pools as costs subject to amortization and costs not being amortized. The sum of net capitalized costs subject to amortization, including estimated future development and abandonment costs, are amortized using the unit-of-production method.

Oil and gas properties include costs that are excluded from capitalized costs being amortized. These amounts represent costs of investments in unproved properties. The Company excludes these costs on a country-by-country basis until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the costs subject to amortization. The Company currently only owns unproved properties.

Recent Accounting Pronouncements

The Company has reviewed recently issued accounting standards, none of which are expected to have a material impact on the Company’s financial position or results of operations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On November 30, 2012, the client auditor relationship between the Company and Eugene Edgeberg CPA (“Edgeberg”) was terminated by the Company’s Board of Directors effective on November 30, 2012. The Company engaged GBH CPAs, PC (“GBH”) as its independent registered public accountant on December 15, 2012. The financial statements as of December 31, 2011 (Successor) and 2010 (Predecessor)and for the periods from January 12, 2011 (Inception) to December 31, 2011 (Successor), the period from January 1, 2011 to January 11, 2011 (Predecessor), the year ended December 31, 2010 (Predecessor), and the period from December 17, 2007 (Predecessor’s inception) to January 11, 2011 have been re-audited by GBH and as such only the consent of GBH is attached to this filing.

The decision to change accountants was ratified by the Board of Directors on December 15, 2012. Edgeberg’s report on the financial statements as of December 31, 2011 (Successor) and 2010 (Predecessor) and any interim period up to and including the date at which Edgeberg ceased, did not include any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles except for the Company’s ability to continue as a going concern.

In regard to the audit of the financial statements at December 31, 2011 (Successor) and 2010 (Predecessor), and any interim period, including any interim period up to, and including the date Edgeberg ceased, there were no disagreements between Edgeberg and the Company on a matter of accounting principles or practices, financial disclosure, audit scope or procedure, which disagreement, if not resolved to the satisfaction of Edgeberg would have caused Edgeberg to make reference to the subject matter of the disagreement in connection with its report on the Company’s Financial Statements.

There have been no reportable events as provided in Item 3049(a)(iv)(B) of Regulation S-B during the fiscal year ended December 31, 2011 (Successor) and 2010 (Predecessor),and any later interim period, including any interim period up to and including the date that the relationship with Edgeberg ceased.

The Company has authorized Edgeberg to respond fully to any inquiries of the new auditors hired by the Company related to their engagement as the Company’s independent accountant.

The Company has not previously consulted with GBH regarding either (i) the application of accounting principles to a specific completed or contemplated transaction; (ii) the type of opinion that might be rendered on the Company’s Financial Statements; or (iii) a reportable event (as provided in Item 304(a)(iv)(B) of Regulation S-B) during the Company’s fiscal years ended December 31, 2011 and 2010, and may later interim period, including the interim period up to and including the date the relationship with Edgeberg ceased.

DIRECTORS, OFFICERS AND CONTROL PERSONS

Mr. Kevin Jones – Chairman and CEO-Director
Mr. Jones is the 52-year-old founder of North Texas Energy, Inc. and holds BS, MS degrees, and PhD (ABD) in Physics. For nearly two years, early 1997 through late 1999, Mr. Jones served as a risk project manager for SRS Technologies. In late 1999, Mr. Jones joined General Dynamics where he served as a project and later a program manager for various defense related programs until late 2009. In late 2009, Mr. Jones joined ManTech International where he served as a program manager until he began serving full time as the CEO of North Texas Energy, Inc. in March 2012. Mr. Jones began serving as the director of North Texas Energy, Inc. in January 2011. None of Mr. Jones’ previous employers have any connection with North Texas Energy, Inc. He served as the initial Secretary for the Board of Directors of Remington Oil & Gas, Inc. for two months, January and February of 2010.

For the past 15 years, Mr. Jones has worked in program management and project management capacities. He managed $3 million to $50 million programs from inception to completion. Mr. Jones has managed programs and projects for the Missile Defense Agency, the Department of Defense (Army, Navy, and Marines), and the Department of Homeland Security. As a program manager, he was responsible for the executive management of a program (and it associated projects) and ensured the program ran effectively and efficiently. He managed the development and implementation of the programmatic scope, management plans, management schedules, life cycle and logistics cost analyses, cost trade-off analysis, and programmatic risk management assessments.

Mr. Jones has simultaneously managed disparate programs whereby different management techniques were brought to bear in totally different ways to obtain the desired results. He has built and led successful professional operations and he has turned dysfunctional operations into efficient cost productive programs.

Sanah Marah – CFO
Mr. Sanah Marah Jr. is 36 years of age and has been a Finance and Accounting Professional for the last 13 years. He attended the prestigious University of London and holds a Business and Finance degree and also attended LeTourneau University and graduated with a B.A. Accounting. He is a practicing Chartered Management Accountant, or C.M.A.

For the past 5 years, he served in two professional roles in which he managed budgets and projects ranging from $100 million to $800 million. In 2009, Mr. Marah joined the Accounting Team at Greyhound Lines Inc.’s (First Group America FGA Parent Company) corporate office in Dallas, Texas where his main focus was Inventory Management for all the U.S. and Canadian Operations and currently holds the position of Senior Accountant. He effectively managed all aspects of U.S. and Canadian Operations area including, Fuel, Oil, Tires, Engine and Cores. Components of these included Bus Refurbishment Project costing close to $200 million including budget and cash flow projections and spending. Before joining Greyhound Lines Inc., Mr. Marah pursued his private practice and he consulted with several companies including, Ascent Capital Group and J.F. Entertainment. As a Finance Consultant, he performed all finance and accounting roles from payables, receivables, cash management, budgeting & forecasting, inventory management, merger and acquisitions, fixed assets management and payroll.

Prior to private practice, Mr. Marah worked at Dean Foods Company, the largest Dairy Producer and Manufacturer in the U.S. In his tenure between 2003 and 2007, he focused on the inter-company reconciliations and eliminations for 45 entities. As a Senior Accountant, he introduced a cashless inter-company confirmation process between sister companies. During the same period, he performed Sarbanes-Oxley (SOX) implementation and testing to ensure proper internal controls. His last project before leaving was to ensure proper data integration and chart of accounts conversion to a new platform while constantly managing the Internal Financial Reporting for four divisions and the reconciliation of the financials between the General Ledger and Hyperion.

Earlier in his career, Mr. Marah was an International Accounting Analyst for Blockbuster's Corporate Office in Dallas Texas. In that capacity, he was responsible for the consolidations and eliminations of all the international operations in Europe, Latin America and Asia. He ensured minimal currency exposure and liabilities with the use of his hedging techniques. In addition, he created commentary on profit and loss fluctuations for each global region and reconciled statements from foreign GAAP to U.S. GAAP.

Mr. Marah began providing professional services to the Company on a part-time basis in January 2011 while continuing with Greyhound. Upon the effective date of the Company’s registration statement, Mr. Marah will provide full-time services as the Company’s Chief Financial Officer.

No Officer or Director has been or is subject to any legal proceeding as identified in Regulation S-K Item 401(f)

TABLE OF OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN CONTROL PERSONS GREATER THAN 5%

Class of Stock	Name & Address of Owner	Number of Shares	Portion of Class (%)
Common	Kevin Jones-CEO, Director 5057 Keller Springs Road, Suite 300 Addison, Texas 75001	5,000,000	86%

No other person or entity as defined in SEC Rule 13d-3(a) has any right of ownership of common stock by the exercise of any; (1) warrant, option or right (2) conversion of any security agreement (3) power to revoke any trust agreement voluntarily or by automatic function.

No compensation in any form including payments of cash or in equity has been paid to either Director or to either of the Principal Executive Officers. Additionally no award of salary or equity has been accrued as payable for any officer or director for any current or prior service. At this time no plan for compensation has been developed for either salary or equity compensation. It is contemplated that the registrant would develop and approve a plan as soon as it has adequate resources to do so. Any future plans would be commensurate with the service provided and not exceed any industry standard for the size and performance of comparable companies in the same industry.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Award	Option Award	Non-Equity Incentive Plan
CEO Kevin Jones	2011 2012	- -	- -	- -	- -	- -
CFO Sanah Marah	2011 2012	- -	- -	- -	- -	- -

DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Other Compensation	Total
Director Kevin Jones	-	-	-	-	-	-

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Prior to becoming the President and CEO of North Texas Energy Inc., Kevin Jones was the founding Secretary of the Board of Directors of Remington Oil & Gas, Inc. His total service time was approximately two months in 2010.Mr. Jones has not at any time held any equity interest in or beneficial interest in the securities of Remington Oil & Gas, Inc.

PLAN OF DISTRIBUTION

The Company plans on offering its securities to the public without the assistance of an underwriter. This is not an underwritten offering. The Company through its officers and directors will distribute the stock by direct sale to qualified individuals and entities. Subject to the termination of the Company intends to engage the services of brokerage firms that quote stock prices and make markets in particular types of stock offerings that are members of the regulatory agencies that govern and or control their use and participation in the market quotation and stock selling services industry.

RECENT SALES OF UNREGISTERED SECURTIES

The Company’s predecessor recently sold securities in private transactions to private parties for cash. During the period from January through September of 2010, the Company’s predecessor sold a total of 831,000 shares to private parties in an offering exempted under Rule 504 Regulation D. The securities were all sold for cash. A complete detailed list of those sales by date and consideration given is found in Exhibit 2.1 to this prospectus.

FINANCIAL STATEMENTS-CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	18

Consolidated Balance Sheets as of December 31, 2012 and 2011 (Successor)	19

Consolidated Statements of Operations for the year ended December 31, 2012 (Successor), the period from January 12, 2011 (Inception) to December 31, 2011 (Successor), the period from January 12, 2011 (Inception) to December 31, 2012 (Successor), the period from January 1, 2011 to January 11, 2011 (Predecessor), and the period from December 17, 2007 (Predecessor’s inception) to January 11, 2011	20

Consolidated Statement of Stockholder's Equity (Deficit) for the periods from January 12, 2011 (Inception) to December 31, 2012(Successor), and the period from December 17, 2007 (Predecessor's inception) to January 11, 2011 (Predecessor)	21

Consolidated Statements of Cash Flows for the year ended December 31, 2012 (Successor), the period from January 12, 2011 (Inception) to December 31, 2011 (Successor), the period from January 12, 2011 (Inception) to December 31, 2012 (Successor), the period from January 1, 2011 to January 11, 2011 (Predecessor), and the period from December 17, 2007 (Predecessor’s inception) to January 11, 2011	22

Notes to Consolidated Financial Statements	23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
North Texas Energy, Inc.
(An exploration stage company)
Addison, Texas

We have audited the accompanying consolidated balance sheets of North Texas Energy, Inc. (an exploration stage company) as of December 31, 2012 and 2011 (Successor), and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2012 (Successor), the period from January 12, 2011 (Inception) to December 31, 2011 (Successor), the period from January 12, 2011 (Inception) to December 31, 2012 (Successor), the period from January 1, 2011 to January 11, 2011 (Predecessor), and the period from December 17, 2007 (Predecessor’s inception) to January 11, 2011. North Texas Energy, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Texas Energy, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that North Texas Energy, Inc. will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, North Texas Energy, Inc. has suffered losses from operations and has a net working capital deficiency. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

March 11, 2013

NORTH TEXAS ENERGY, INC.
(ANEXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	Successor
	December 31, 2012	December 31, 2011
		(Restated)
Assets
Oil and gas properties, full cost method
Costs not being amortized related to unproved properties	$1,987,657	$1,987,657
Total assets	$1,987,657	$1,987,657

Liabilities and shareholders’ equity
Current liabilities
Accrued expenses	$28,316	$22,200
Accrued lease liabilities	65,881	65,881
Total current liabilities	94,197	88,081

Asset retirement obligations	54,709	49,293
Total liabilities	148,906	137,374

Commitments and contingencies

Shareholders’ equity
Common stock, $0.00001 par value,100,000,000 shares authorized, 5,831,000 shares issued and outstanding	58	58
Additional paid-in capital	1,697,133	1,688,530
Earnings accumulated during exploration stage	141,560	161,695
Total shareholders’ equity	1,838,751	1,850,283
Total liabilities and shareholder's equity	$1,987,657	$1,987,657

See notes to the consolidated financial statements.

NORTH TEXAS ENERGY, INC.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor			Predecessor
	For the year ended December 31, 2012	For the period from January 12, 2011 (Inception) to December 31, 2011	For the period from January 12, 2011 (Inception) to December 31, 2012	For the period from January 1, 2011 to January 11, 2011	For the period from December 17, 2007 (Predecessor’s inception) to January 11, 2011
		(Restated)			(Restated)

Revenue	$-	$-	$-	$-	$-

Operating expenses:
General and administrative expenses	11,783	29,345	41,128	-	234,454
Engineering	102	21,000	21,102	-	-
Legal and professional fees	8,250	1,200	9,450	-	34,118
Total operating expenses	20,135	51,545	71,680	-	268,572
Net operating loss	(20,135)	(51,545)	(71,680)	-	(268,572)
Bargain purchase gain	-	213,240	213,240	-	-
Net income (loss)	$(20,135)	$161,695	$141,560	$-	$(268,572)

Net income (loss) per common share - basic and diluted	$(0.00)	$0.03		$-
Weighted average common shares outstanding - basic and diluted	5,831,000	5,488,726		831,000

See notes to the consolidated financial statements.

NORTH TEXAS ENERGY, INC.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Common stock		Additional	Earnings (deficit) accumulated during	Total shareholders’
	Shares	Amount	paid-in capital	exploration stage	equity (deficit)

Predecessor:
Balance at December 17, 2007 (Predecessor’s inception)	-	$-	$-	$-	$-
Balance at December 31, 2008	-	-	-	-	-
Net loss	-	-	-	(56,775)	(56,775)
Balance at December 31, 2009	-	-	-	(56,775)	56,775)
Shares issued for cash	831,000	8	206,019	-	206,027
Net loss	-	-	-	(211,797)	(211,797)
Balance, December 31, 2010	831,000	$8	$206,019	$(268,572)	$(62,545)
Net loss	-	-	-	-	-
Balance, January 11, 2011	831,000	$8	$206,019	$(268,572)	$(62,545)

Successor:
Balance at January 12, 2011 (Inception)	-	$-	$	$-	$-
Issuance of founder's shares	5,000,000	50		-	50
Capital contribution	-	-	26,538	-	26,538
Acquisition of Remington Oil & Gas, Inc.	831,000	8	1,661,992	-	1,662,000
Net income	-	-	-	161,695	161,695
Balance, December 31, 2011	5,831,000	58	1,688,530	161,695	1,850,283
Capital contribution	-	-	8,603	-	8,603
Net loss	-	-	-	(20,135)	(20,135)
Balance December 31, 2012	5,831,000	$58	$1,697,133	$141,560	$1,838,751

See notes to the consolidated financial statements.

NORTH TEXAS ENERGY, INC.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor			Predecessor
	For the period from January 12, 2011 (Inception) to December 31, 2012	For the period from January 12, 2011 (Inception) to December 31, 2011	For the period from January 12, 2011 (Inception) to December 31, 2012	For the period from January 1, 2011 to January 11, 2011	For the period from December 17, 2007 (Predecessor’s inception) to January 11, 2011
		(Restated)			(Restated)

Cash flows from operating activities:
Net income (loss)	$(20,135)	$161,695	$141,560	$-	$(268,572)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Share-based compensation	-	50	50	-	-
Accretion expense	5,416	2,757	8,173	-	3,782
Bargain purchase gain	-	(213,240)	(213,240)	-	-
Changes in operating assets and liabilities:
Accrued expenses	6,116	22,200	28,316	-	98,174
Net cash used in operating activities	(8,603)	(26,538)	(35,141)	-	(166,616)

Cash flows from investing activities:
Purchase of oil and gas properties	-	-	-	-	(39,411)
Net cash used in investing activities	-	-	-	-	(39,411)

Cash flows from financing activities:
Capital contribution	8,603	26,538	35,141	-	-
Proceeds from sale of common stock	-	-	-	-	206,027
Net cash provided by financing activities	8,603	26,538	35,141	-	206,027

Net increase (decrease) in cash	-	-	-	-	-
Cash at beginning of period	-	-	-	-	-
Cash at end of period	$-	$-	$-	$-	$-

Supplemental cash flow information:
Cash paid for interest	$-	$-	$-	$-	$-
Cash paid for income taxes	-	-	-	-	-
Noncash investing activities:
Common stock issued to acquire Remington	-	1,662,000	1,662,000	-	-
Asset retirement cost	-	21,513	21,513	-	22,725
Accrued liability to acquire leases	-	15,881	15,881	-	50,000

See notes to the consolidated financial statements.

NORTH TEXAS ENERGY, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Business and Organization

North Texas Energy, Inc. (“the Company”) was incorporated in the State of Nevada on January 12, 2011. The Company intends to be a producing company that focuses on re-entering non-producing oil fields and re-starting production with existing wells. On February 25, 2011, the Company entered into a Purchase and Sale Agreement with Remington Oil & Gas, Inc. (“Remington”) to acquire Remington’s interest in an oil and gas lease in Upshur County, Texas along with wellhead equipment and certain lease obligations. The agreement was retroactively effective from January 12, 2011. Both Remington and the Company had no activities during the period from January 12, 2011 to February 25, 2011.

Remington Oil & Gas, LLC was incorporated in December 17, 2007 with the intended purpose of acquiring leases for oil and gas production. Remington Oil & Gas LLC acquired the oil and gas lease in 2009 but was not actively operating the properties due to lack of funding. Remington Oil & Gas, LLC had never issued any shares to anyone including the funders. In January 2010, Remington Oil & Gas, Inc., which was incorporated in the State of Nevada on January 29, 2010, acquired all of the outstanding ownership interests of Remington Oil & Gas, LLC. In the process, Remington Oil & Gas, Inc. acquired the oil and gas leases in north Texas that had been previously assigned to Remington Oil & Gas, LLC and assumed the lease obligation.

The Company determined Remington to be its predecessor entity as Remington’s historical operations were significantly larger than the historical operations of the Company. For purposes of financial statements, designation of an acquired business as a predecessor is required if a registrant succeeds to the business of another entity and the registrant’s own operations prior to the succession appear insignificant relative to the operations assumed or acquired. As such, the Company has included the historical financial statements of Remington as its predecessor entity.

The Company is in the exploration stage in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 915 – Development Stage Entities. Since its inception, the Company has been engaged in acquiring interests in leases in the State of Texas and searching for short-term and long-term sources of liquidity for its producing operations.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and include the accounts of the Company and those of its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with an original maturity of three months or less.

Oil and Gas Properties

The Company uses the full cost method of accounting for exploration and development activities as defined by the U.S. Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs for unsuccessful, as well as successful, exploration and development activities are capitalized as oil and gas properties. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping the wells and any internal costs that are directly related to acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Proceeds from the sale or other disposition of oil and gas properties are generally treated as a reduction in the capitalized costs of oil and gas properties, unless the impact of such a reduction would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.

The Company categorizes its full cost pools as costs subject to amortization and costs not being amortized. The sum of net capitalized costs subject to amortization, including estimated future development and abandonment costs, are amortized using the unit-of-production method.

Oil and gas properties include costs that are excluded from capitalized costs being amortized. These amounts represent costs of investments in unproved properties. The Company excludes these costs on a country-by-country basis until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed annually to determine if impairment has occurred. The amount of any impairment is transferred to the costs subject to amortization. The Company currently only owns unproved properties. As of December 31, 2012, management believes that there is no impairment for the Company’s unproved oil and gas properties.

Ceiling Test

Under the full cost method of accounting, a ceiling test is performed each quarter for proved properties. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. The capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion, amortization and impairment (“DD&A”) and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, calculated using the average oil and natural gas sales price received by the Company as of the first trading day of each month over the preceding twelve months (such prices are held constant throughout the life of the properties) with consideration of price change only to the extent provided by contractual arrangement, discounted at 10%, net of related tax effects. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A. The Company has no proved properties for the periods presented.

Asset Retirement Obligations

Asset retirement obligations (“ARO”) represent the future abandonment costs of tangible assets such as platforms, wells, service assets, pipelines, and other facilities. The fair value of a liability for an asset's retirement obligation is recorded in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, an adjustment is made to the full cost pool, with no gain or loss recognized, unless the adjustment would significantly alter the relationship between capitalized costs and proved reserves. The ARO assets, which are carried on the balance sheet as part of the full cost pool, will be included in our amortization base for the purposes of calculating depreciation, depletion and amortization expense. For the purposes of calculating the ceiling test, the future cash outflows associated with settling the ARO liability is included in the computation of the discounted present value of estimated future net revenues.

Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities as well as operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income. At December 31, 2012 and 2011the Company has recorded a 100% valuation allowance as management believes it is likely that no deferred tax assets will be realized.

At December 31, 2012, the Company had net operating loss carry forwards of approximately $340,000 that will expire between 2029 through 2032.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income(loss) attributable to common shareholders by the weighted-average number of common and common equivalent shares outstanding during the period. Common share equivalents included in the diluted computation represent shares issuable upon assumed exercise of stock options and warrants using the treasury stock and “if converted” method. For periods in which net losses are incurred, weighted average shares outstanding is the same for basic and diluted loss per share calculations, as the inclusion of common share equivalents would have an anti-dilutive effect. As of December 31, 2012 and 2011, there are no potentially dilutive shares.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year and the reported amount of proved natural gas and oil reserves. Management bases its estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments that are not readily apparent from other sources. Actual results could differ from these estimates and changes in these estimates are recorded when known.

Subsequent Events

The Company has evaluated all transactions through the date the consolidated financial statements were issued for subsequent event disclosure consideration and there are no reportable events.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on its financial position, results of operations or cash flows.

Note 3 - Going Concern

As shown in the accompanying financial statements, the Company has incurred losses from operations and has not generated any revenue and has not secured continuous funding for the operation of its oil and gas producing activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. In addition to the offering of securities for sale to the public, the Company currently is diligently searching for other short-term and long-term sources of liquidity for its producing operations.

Note 4 – Business Combination

Purchase of Remington

On February 25, 2011, the Company entered into a Purchase and Sale Agreement with Remington Oil & Gas, Inc. (“Remington”) effective January 11, 2011. Both Remington and the Company had no activities during the period from January 12, 2011 to February 25, 2011. Pursuant to the Purchase and Sale Agreement, the Company issued 831,000 common shares in exchange for 831,000 common shares of Remington. The Company assumed the $50,000 accrued lease obligation and acquired Remington’s oil and gas lease in Upshur County, Texas along with wellhead equipment. Remington’s shareholders prior to the transaction remained responsible for all the liabilities with the exception of the $50,000 accrued lease obligation assumed by the Company.

The Company acquired net assets with an aggregate fair value of $1,875,240 in exchange for 831,000 common shares of the Company valued at $1,662,000, resulting in the recognition of a bargain purchase gain of $213,240. The acquisition price of Remington was allocated to the assets acquired and liabilities assumed based upon their estimated fair values.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Assets acquired:
Oil and gas properties	$1,950,263
1,950,263
Liabilities assumed:
Accrued lease obligation	50,000
Asset retirement obligation	25,023
Total liabilities assumed	75,023

Net assets acquired	1,875,240

Consideration transferred- Common stock issued valued at $2 per share	(1,662,000)
Bargain purchase gain	$213,240

Note 5 – Unproved Oil and Gas Properties

The Company’s unproved oil and gas properties at December 31, 2012 and 2011are located in the State of Texas in the United States. The table below summarizes the Company’s capitalized costs related to oil and gas producing activities which were not subject to amortization at December 31, 2012 and 2011 were:

	Successor
	December 31, 2012	December 31, 2011
		(Restated)

Unproved oil and gas properties	$1,987,657	$1,987,657
Accumulated depreciation, depletion, amortization and valuation adjustments	-	-
Net capitalized costs	$1,987,657	$1,987,657

The following table summarizes the Company’s costs incurred in oil and gas property acquisition, exploration, and development.

	Successor		Predecessor
	For the year ended December 31, 2012	For the period from January 12, 2011 (Inception) to December 31, 2011	For the period from January 1, 2011 to January 11, 2011
(Restated)

Acquisition of properties-unproved	$-	$1,971,776	$-
Development costs	-	-	-

Note 6 – Accrued Lease Liabilities

The Company has an accrued lease liability to KADs Oil, Inc., the lessor of the leases in both Upshur and Milam County, Texas which the Company currently owns. As a result of the Purchase and Sale Agreement with Remington, the Company assumed the leasehold obligation of $50,000. Payments are to be made when oil and gas is recovered and delivered to market at the rate of 25% of the sale price after all operating expenses.

On May 10, 2011, the Company entered into an oil, gas and mineral lease agreement for its oil and gas properties located in Milam County, Texas. Pursuant to the lease agreement, the Company will pay the lessor $15,881 for the lease which is recorded as an accrued leasehold liability on the Company’s balance sheets at December 31, 2012 and 2011.

Note 7 – Asset retirement obligations

The following table provides a reconciliation of the changes in the estimated present value of asset retirement obligations from January 1, 2011 through December 31, 2012.

	Successor
	December 31, 2012	December 31, 2011
		(Restated)

Beginning asset retirement obligation	$49,293	$-
Obligation assumed from acquisition of Remington	-	25,023
Obligation incurred from acquisition of MW Balch lease	-	21,513
Accretion expense	5,416	2,757
Ending asset retirement obligation	$54,709	$49,293

Note 8 – Equity

During 2011, the Company issued 5,000,000 shares to its founder. The shares were valued at $50 and recorded as share-based compensation.

On February 25, 2011, the Company issued 831,000 shares to acquire Remington.

Note 9 – Related Party Transaction

On February 25, 2011, the Company entered into a Purchase and Sale Agreement with Remington whereby the Company’s Chief Executive Officer, Mr. Kevin Jones, served as a corporate secretary for two months prior to the transaction. Mr. Jones did not own any shares of Remington. See Note 4.

LITIGATION

The Company has not been a party to any legal action. Further, the Company is not aware of any impending legal action that would have any significant impact on the Company’s business operations or liquidity.

STOCK TRANSFER AGENT

Our stock transfer agent is: Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034. The contact numbers are: Office (972) 963-0012 and FAX (972) 633-0088. The website is: stctransfer.com.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by securities counsel Mintz & Fraade, P.C. as shown in Exhibits 5.1.

 EXPERTS

The financial statements of North Texas Energy, Inc. as of December 31, 2012 and 2011 (Successor) and for the year ended December 31, 2012 (Successor), the period from January 12, 2011 (Inception) to December 31, 2011 (Successor), the period from January 12, 2011 (Inception) to December 31, 2012 (Successor), the period from January 1, 2011 to January 11, 2011 (Predecessor), and the period from December 17, 2007 (Predecessor’s inception) to January 11, 2011have been audited by GBH CPAs, PC, an independent registered public accounting firm, as set forth in its report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3)of the Securities Act of 1933.
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
v.	Any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or
vi.
The underwriting agreement contains a provision whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and

vii.	The benefits of such indemnification are not waived by such persons.
viii.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

6.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on March 11, 2013.

North Texas Energy, Inc.

By:	/s/ Kevin Jones
Kevin Jones
Chief Executive Officer and Director

NORTH TEXAS ENERGY, INC.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 11, 2013.

Signature	Title	Date

/s/ Kevin Jones	Chief Executive Officer and Director	March 11, 2013
Kevin Jones	(Principal Executive Officer)

/s/ Sanah Marah	Chief Financial Officer	March 11, 2013
Sanah Marah	(Principal Financial and Accounting Officer)

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2.1	Schedule of Unregistered Sales of North Texas Energy Stock (Previously filed 12/30/2011)
2.2	Purchase and Sales Agreement (Previously filed 2/23/2012)
3.1	Articles of Incorporation of North Texas Energy, Inc. (Previously filed 12/30/2011)
3.2.	By-Laws of North Texas Energy, Inc. (Previously filed 12/30/2011)
5.1.	Opinion of Legal Counsel-Issuance of Stock (Previously filed 2/6/2013)
23.1	Consent of Independent Registered Public Accounting Firm
99.1	Technical Report of Petroleum Engineer Regarding Oil and Gas Reserves (Previously filed 2/6/2013)
99.2	M W Balch Lease and New Diana Field 3-year EUR (Previously filed 5/16/2012)